Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and the use of our report dated October 12, 2022 (except for Note 1, as to which the date is February 2, 2023) in Amendment No. 1 to the registration statement (Form S-1 No. 333-269282) and related prospectus of Mineralys Therapeutics, Inc. for the registration of 10,000,000 shares of its common stock.
/s/Ernst & Young LLP
Denver, Colorado
February 2, 2023